Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:

Gillian Kane

(303) 565-4600 ext. 101

gkane@teton-energy.com

www.teton-energy.com

Teton Energy Announces Participation in North Dakota Bakken Oil Play

DENVER, CO — PR Newswire — April 11, 2006 — Teton Energy Corporation (AMEX: TEC) today announced that it has signed a definitive agreement with American Oil and Gas, Inc. (AMEX: AEZ) to acquire a 25% working interest in approximately 45,000 net acres in the Williston Basin located in North Dakota.  The acreage is located in Williams County, directly west of the prolific Nesson Anticline.  The transaction is scheduled to close at the completion of due diligence on May 5, 2006.

The Mississippian Bakken Formation is the target zone in this emerging basin centered oil play.  Horizontal drilling is generally used to access oil productive zones within the formation.  The partnership, consisting of American (50%), Teton (25%) and Evertson Operating Company (25%), the designated operator, plans to drill two multi-lateral horizontal wells in 2006 to test the acreage. Based on 640-acre spacing, there are an estimated 100 gross drilling locations across the acreage block.

Per the terms of the agreement, Teton will pay American approximately $2 million in cash at closing and will pay approximately $3 million of American’s 50% share for drilling and completion on the two planned wells. In additional to the $3 million that Teton will pay with respect to American’s working interest, Teton will also pay its 25% share of drilling and completion costs.  Teton anticipates that it will fund the acquisition from existing cash on hand.

“This project represents an attractive entry point for Teton and its shareholders into an emerging oil resource play,” commented Karl F. Arleth, Teton’s President and CEO.  “We are confident that with strong partners in American and Evertson, we will be able to use innovative horizontal drilling technology to unlock the high repeatability potential of this world class resource play.  This project will also diversify Teton’s production base from 100% natural gas to a blend of both oil and gas.”

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an independent oil and gas exploration and production company with operations in the Rocky Mountain region of the U.S.  The Company’s common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company’s website, www.teton-energy.com.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary’s expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.  More information about potential factors that could affect the Company’s operating and financial results is included in Teton’s annual report on Form 10-K for the year ended December 31, 2005.  Teton’s disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge, upon request from the Company.